Exhibit 1.3

Form 7

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF INCREASE OF SHARE CAPITAL OF

Markit Ltd.

(hereinafter referred to as “the Company”)

DEPOSITED in the office of the Registrar of Companies on 18 June 2014 in accordance with the provisions of section 45(3) of the Companies Act 1981.

Authorised Share Capital of the Company	US$10,000

Increase of Share Capital as authorized by a resolution passed by a written resolution of the sole member of the Company dated 12 June 2014	US$29,990,000

Authorised Share Capital as Increased:	US$30,000,000

Secretary

DATED THIS 18th day of June 2014